Exhibit 99.3

RISK FACTORS

An investment in the notes involves significant risks. You should consider carefully the following risk factors in conjunction with the other information contained and incorporated by reference in this offering memorandum before purchasing the notes.

Risks Related to Our Business

Because our business strategy is still largely untested, we do not know whether we will be able to commercialize any of our products or to what extent we will generate revenue or become profitable.

We do not know whether we can implement our business strategy successfully because we are in the early stages of development. Initially, we set out to find as many genes and their related functions as possible and are now using that information to develop our own therapeutic products. This strategy is largely untested. Other companies first target particular diseases and try to find cures for them, have a limited number of genes and proteins of potential therapeutic interest, or rely on other more proven strategies. If our strategy does not result in the development of products that we can commercialize, we will be unable to generate revenue. We have not completed development of any product based on our genomics research. Although our first potential product has entered clinical trials, we cannot assure you that this or any future products will receive marketing approval. If we are unable to commercialize products, we may not be able to recover our investment in our product development efforts.

Because clinical trials for our products will be expensive and protracted and their outcome is uncertain, we must invest substantial amounts of time and money that may not yield viable products.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any product, we must demonstrate through laboratory, animal and human studies that such product is both effective and safe for use in humans. We will incur substantial expense for, and devote a significant amount of time to, these studies.

Completion of clinical trials may take many years. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. The FDA monitors the progress of each phase of testing, and may require the modification, suspension, or termination of a trial if it is determined to present excessive risks to patients. Our rate of commencement and completion of clinical trials may be delayed by many factors, including:

•	our inability to manufacture sufficient quantities of materials for use in clinical trials;

•	variability in the number and types of patients available for each study;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	unforeseen safety issues or side effects;

•	poor or unanticipated effectiveness of products during the clinical trials;

•	institutional review board delays at institutions assisting us with our clinical trials; and

•	government or regulatory delays.

Studies that we conduct, or studies which third parties conduct on our behalf, may not demonstrate sufficient effectiveness and safety to obtain the requisite regulatory approvals for these or any other potential products. Regulatory authorities may not permit us to undertake any additional clinical trials. The clinical trial process may be accompanied by substantial delay and expense and there can be no assurance that the data generated in these studies ultimately will be sufficient for marketing approval by the FDA.

We have only one product in clinical development and our other products are in preclinical development. None of these products may demonstrate sufficient effectiveness or safety to obtain the requisite regulatory approvals required for initiation or continuation of clinical studies or obtaining marketing approval.

Because we have limited experience in developing, commercializing and marketing products, we may be unsuccessful in our efforts to do so.

Currently, we are developing several potential pharmaceutical products, and such products will require significant research and development and preclinical testing, and will require extensive clinical testing prior to our submitting any regulatory application for their commercial use. Although we are conducting human studies with respect to one product, we have limited experience with these activities and may not be successful in developing or commercializing these or other products. These activities, if undertaken without the collaboration of others, will require the expenditure of significant funds. Such potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. Before we can commercialize a product, we must rigorously test the product in the laboratory and complete extensive human studies. Even if we complete such studies, our ability to develop and commercialize products will depend on our ability to:

•	develop products internally;

•	complete laboratory testing and human studies;

•	obtain and maintain necessary intellectual property rights to our products;

•	obtain and maintain necessary regulatory approvals related to the efficacy and safety of our products;

•	enter into arrangements with third parties to manufacture our products on our behalf; and

•	deploy sales and marketing resources effectively or enter into arrangements with third parties to provide these functions.

As a result of these possibilities, we may not be able to develop through our research and development activities any commercially viable products. We cannot assure you that expenses for testing and study will yield profitable products or even products approved for marketing by the FDA. If we are not successful in identifying products that we can develop commercially, we may be unable to recover the large investment we have made in research, development and manufacturing. In addition, should we choose to develop pharmaceutical products internally, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the current good manufacturing practices (“cGMPs”) of the FDA. Any potential products developed by our licensees will be subject to the same risks.

We do not have any marketed products. If we develop products that can be marketed, we intend to market the products either independently or together with collaborators or strategic partners. If we decide to market any products independently, we will incur significant additional expenditures and commit significant additional management resources to establish a sales force. For any products that we market together with partners, we will rely, in whole or in part, on the marketing capabilities of those parties. We may also contract with third parties to market certain of our products. Ultimately, we and our partners may not be successful in marketing our products.

We depend on a limited number of suppliers and depend on them to manufacture and supply critical components of our development and clinical programs.

Currently, we contract with third-party manufacturers or develop products with partners and use the partners’ manufacturing capabilities. As we use others to manufacture our products, we depend on those parties to comply with cGMPs, and other regulatory requirements and to deliver materials on a timely basis. These parties may not perform adequately. Any failures by these third parties may delay our development of products or the submission of these products for regulatory approval.

We depend on third-party research organizations to design and conduct our laboratory testing and human studies. If we are unable to obtain any necessary testing services on acceptable terms, we may not complete our product development efforts in a timely manner. As we rely on third parties for laboratory testing and human studies, we may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing activities on schedule or when we request.

Because neither we nor any of our collaborative partners have received marketing approval for any product resulting from our research and development efforts, and may never be able to obtain any such approval, we may not be able to generate any product revenue.

All the products being developed by our collaborative partners also will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. In some cases, the length of time that it takes for our collaborative partners to achieve various regulatory approval milestones may affect the payments that we are eligible to receive under our collaboration agreements. We and our collaborative partners may need to address a number of technical challenges successfully in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

We may be unable to manufacture or obtain sufficient quantities of our products and ensure their proper performance and quality.

Biopharmaceuticals must be produced under the cGMPs of the FDA. We do not have facilities capable of manufacturing drug products under cGMPs and must outsource any such production. We are devoting resources to establishing our own manufacturing capabilities to support development and preclinical activities and are contracting with third-party vendors for the manufacture of materials for use in humans. We may be unable to contract successfully for cGMPs manufacture of any products and may be unable to obtain required quantities of our products economically. We may not be able to obtain capacity to produce a sufficient amount of commercial product to meet our commercial and clinical development needs. Failure to meet the demand for product may adversely affect our ability to continue to market the product.

Compliance with government regulation is critical to our business and failure to satisfy regulatory requirements could impair our business.

Prior to the marketing of any new drug developed by us, or by our collaborators, that new drug must undergo an extensive regulatory review process in the United States and other countries. This regulatory process, which includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound’s safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if the FDA approves our products, we will still need to obtain institutional review board approval, which may involve additional delays. The rate of completion of clinical trials depends upon, among other factors, the enrollment of patients. Patient enrollment is a function of many factors, including:

•	the size of the patient population;

•	proximity of patients to clinical sites;

•	eligibility criteria for the study; and

•	existence of competitive clinical trials.

We have not had any of our product candidates receive approval for commercialization in the United States or elsewhere. Neither we nor our collaborators may be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure by us or our collaborators to obtain required governmental approvals will delay or preclude our collaborators or us from marketing drugs developed with us or limit the commercial use of such products and could have a material adverse effect on our business, financial condition and results of operations. Even where a product is exempted from FDA clearance or approval, the FDA may impose restrictions as to the types of customers to which we can market and sell our products. Such restrictions may materially and adversely affect our business, financial condition and results of operations.

In addition, the FDA may condition marketing approval on the conduct of specific post-marketing studies to further evaluate safety and efficacy. Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to compliance with cGMPs reporting of adverse effects, advertising, promotion and marketing. Discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions, any of which could materially adversely affect our business.

We must obtain regulatory approval by governmental agencies in other countries prior to commercialization of our products in those countries. Foreign regulatory systems may be just as rigorous, costly and uncertain as in the United States.

We rely significantly on our collaborative partners, and our business could be harmed if we are unable to maintain strategic alliances.

As part of our business strategy, we have strategic research and development alliances with companies to gain access to specific technologies. These alliances with other pharmaceutical and biotechnology companies may provide us with access to unique technologies, access to capital, near-term revenues, milestone and/or royalty payments, and potential profit sharing arrangements. In return, we provide access to unique technologies, expertise in genomics, and information on the molecular basis of disease, drug targets, and drug candidates. To date, we have entered into significant strategic alliances with Abgenix and Bayer, in addition to numerous smaller agreements to facilitate these efforts. In these strategic alliances, either party can terminate the agreement at any time the alliance permits them to or if either party materially breaches the contract. We may not be able to maintain or expand existing alliances or establish any additional alliances. If any of our existing collaborators were to breach, terminate or not renew their agreements with us or otherwise fail to conduct activities successfully and in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs may be delayed or terminated.

We depend on attracting and retaining key employees.

We are highly dependent on the principal members of our management and scientific staff, including Jonathan M. Rothberg, Ph.D., our Chief Executive Officer, President and Chairman of the Board; David M. Wurzer, Executive Vice President and Chief Financial Officer; Christopher K. McLeod, Executive Vice President;

Timothy M. Shannon, M.D., Executive Vice President and Chief Medical Officer; and Richard F. Begley, Ph.D., President and Chief Executive Officer of 454. The loss of services of any of these personnel could materially adversely affect our business, financial condition and results of operations. We entered into employment agreements with all of the principal members of our management and scientific staff that bind them to a specific term of employment. We maintain key person life insurance on the life of Dr. Rothberg in the amount of $2,000,000. Our future success also will depend in part on the continued services of our key scientific and management personnel and our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and there can be no assurance that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could materially, adversely affect our business, financial condition and results of operations.

We depend on academic collaborators, consultants and scientific advisors.

We have relationships with collaborators and consultants at academic and other institutions who conduct research at our request. These collaborators and consultants are not our employees. Substantially all of our collaborators and consultants are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. As a result, we have limited control over their activities and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes and biological pathways involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We may not be able to negotiate additional acceptable collaborations with collaborators or consultants at academic and other institutions.

Our academic collaborators, consultants and scientific advisors may have relationships with other commercial entities, some of which could compete with us. Our academic collaborators, consultants and scientific advisors sign agreements which provide for confidentiality of our proprietary information and of the results of studies. We may not be able to maintain the confidentiality of our technology and other confidential information in connection with every academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could materially adversely affect our business, financial condition and results of operations. Further, any such collaborator, consultant or advisor may enter into an employment agreement or consulting arrangement with one of our competitors.

Competition in our field is intense and likely to increase.

We face, and will continue to face, intense competition from one or more of the following entities:

•	biotechnology companies;

•	pharmaceutical companies;

•	academic and research institutions; and

•	government agencies.

We also are subject to significant competition from organizations that are pursuing approaches, technologies and products that are the same as, or similar to, our technology and products. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics, protein therapeutics, and fully human antibodies generally is highly competitive. Our competitors include:

•	Human Genome Sciences, Inc.;

•	Genentech, Inc.;

•	ZymoGenetics, Inc.;

•	Amgen, Inc.;

•	Incyte Pharmaceuticals, Inc.;

•	major biotechnology and pharmaceutical companies; and

•	universities and other non-profit research organizations.

A number of organizations are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect our ability to commercialize our products. We expect that competition in genomics research, protein therapeutics, and therapeutic antibodies will intensify as technical advances are made and become more widely known. In addition, a number of competitors are producing proteins from genes and claiming both the proteins as potential therapeutics as well as claiming antibodies against these proteins. In many cases generic antibody claims are being issued by the USPTO even though competitors have not actually made antibodies against the protein of interest, or do not have cellular, animal, or human data to support the use of these antibodies as therapeutics. These claims on proteins as therapeutics and these claims covering all antibodies against the proteins and methods of use in broad human indications are being filed at a rapid rate, and some number of these claims have issued and may continue to issue. In addition, purified proteins, therapeutic data, and antibodies, including polyclonal antibodies, mouse monoclonal antibodies and, in some cases, fully-human monoclonal antibodies, are being generated against a large number of targets within the human genome. All of these activities may make it difficult to commercialize products, or, if licenses are made available, may make the royalty burden on these products so high as to prevent commercial success.

We may engage in acquisitions that are unsuccessful.

In the future, we may engage in acquisitions in order to exploit technology or market opportunities. We are not experienced in acquiring and integrating new businesses. If we acquire another company, we may not be able to integrate the acquired business successfully into our existing business in a timely and non-disruptive manner or at all. Furthermore, an acquisition may not produce the revenues, earnings or business synergies that we anticipate. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, acquisitions can involve material non-recurring charges and amortization of significant amounts of non-cash acquisition costs that could adversely affect our results of operations.

If our patent applications do not result in issued patents, then our competitors may obtain rights to commercialize our discoveries.

Our business and competitive position depends on our ability to protect our products, processes and technologies. We continually file patent applications for our proprietary methods, novel uses of genes, and our development products. As of the date of this offering memorandum, we had approximately 790 patent applications pending covering novel genes and gene transcripts, as well as our products, processes and technologies with the USPTO, and had filed numerous corresponding international and foreign patent applications. As of the date of this offering memorandum, we had been issued 44 patents with respect to aspects of our gene portfolio, products, processes and technologies.

Our commercial success also depends in part on obtaining patent protection on genes and proteins for which we or our collaborators discover utility and on products, methods and services based on such discoveries.

We have applied for patent protection on novel genes and proteins, novel mutants of known genes and their uses, partial sequences of novel proteins and their gene sequences and uses, and novel uses for previously identified genes discovered by third parties. We have applied for patents on antibodies against the proteins we have discovered, as well as seek or have our partners seek patent protection on the antibodies we produce against these proteins. We have sought and intend to continue to seek patent protection for novel uses for genes and proteins and therapeutic antibodies that may have been patented by third parties. In such cases, we would need a license from the holder of the patent with respect to such gene or protein in order to make, use or sell such gene or protein for such use. We may not be able to acquire such licenses on commercially reasonable terms, if at all. Our patent application filings that result from the identification of genes associated with the cause or effect of a particular disease generally seek to protect the genes and the proteins encoded by such genes as well as antibodies raised against these gene products. We also seek patent protection for our therapeutic, diagnostic and drug screening methods and products.

In 2001, the USPTO issued new guidelines for patent applications reflecting the USPTO’s current policy regarding statutory written description and utility requirements for patentability. The implementation of these new guidelines may cause the USPTO initially to reject some of our pending new gene and protein patent applications. There is no guarantee that the USPTO will approve them. We strive especially to gain issued patents for our commercially important genes and proteins.

The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal and factual questions. Our patent applications may not protect our products, processes and technologies because of the following reasons:

•	there is no guarantee that any of our pending patent applications will result in additional issued patents;

•	we may develop additional proprietary technologies that are not patentable;

•	there is no guarantee that any patents issued to us or our collaborative customers will provide a basis for commercially viable products;

•	there is no guarantee that any patents issued to us or our collaborative customers will provide us with any competitive advantages;

•	there is no guarantee that any patents issued to us or our collaborative customers will not be challenged or circumvented or invalidated by third parties; and

•	there is no guarantee that any patents issued to others will not have an adverse effect on our ability to do business.

In addition, patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around the patented technologies developed by us. In addition, we could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

The issuance of patents may not provide us with sufficient protection.

We may not be able to obtain further patents for our products, processes and technologies, or, if we are able to obtain further patents, these patents may not provide us with substantial protection or be commercially beneficial. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation. The invalidation of key patents owned by or licensed to us or non-approval of pending patent applications could increase competition, and materially adversely affect our business, financial condition and results of operations. In addition, any application or exploitation of our technology could infringe patents or proprietary rights of others and any licenses that we might need as a result of such infringement might not be available to us on commercially reasonable terms, if at all. Third parties have indicated to us that they believe we may be required to obtain a license in order to perform certain processes that we use in the conduct of our business or in order to market potential drugs we have in development.

We cannot predict whether our or our competitors’ pending patent applications will result in the issuance of valid patents. Litigation, which could result in substantial cost to us, also may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others’ proprietary rights. We may participate in interference proceedings that may in the future be declared by the USPTO to determine priority of invention, which could result in substantial cost to us. The outcome of any such litigation or interference proceeding might not be favorable to us, and we might not be able to obtain licenses to technology that we require or that, if obtainable, we could license such technology at a reasonable cost.

The public availability of genomic sequence information or other sequence information prior to the time we apply for patent protection on a corresponding full-length or partial gene could adversely affect our ability to obtain patent protection with respect to such gene or gene sequences. In addition, certain other groups are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or uses for such genes, the risk increases that the sale of potential products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement. Others may have filed and in the future are likely to file patent applications covering genes or gene products or antibodies against the gene products that are similar or identical to our products. Any such patent application may have priority over our patent applications. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes or could enjoin us from continuing to manufacture or market the affected products and processes. There can be no assurance that we or our collaborators would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

There is substantial uncertainty concerning the extent to which supportive data will be required for issuance of patents for human therapeutics. If data additional to that available to us is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Although the USPTO issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, there can be no assurance that the USPTO examiners will follow such guidelines or that the USPTO’s position will not change with respect to what is required to establish utility for gene sequences and products and methods based on such sequences.

We cannot be certain that our security measures will protect our proprietary technologies.

We also rely upon trade secret protection for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. We have developed a database of proprietary gene expression patterns and biological pathways which we update on an ongoing basis and which can be accessed over the Internet. We have taken security measures to protect our proprietary technologies, processes, information systems and data and continue to explore ways to enhance such security. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

•	proprietary information could be disclosed;

•	others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology; or

•	we may not be able to meaningfully protect our trade secrets.

We depend upon our ability to license technologies.

We may have to acquire or license certain components of our technologies or products from third parties. We may not be able to acquire from third parties or develop new technologies, either alone or with others. Failure to license or otherwise acquire necessary technologies could materially adversely affect our business, financial condition and results of operations.

The 454 Life Sciences technology platform is in development and the early stages of commercialization.

The technology platform of 454, our majority-owned subsidiary (see “Business – 454 Life Sciences Corporation”), is still in development and 454 has not had significant sales of its services or products. 454 may not be able to continue to successfully develop or commercialize the 454 technology platform. The success of commercialization of the 454 technology platform depends on many factors, including:

•	the acceptance of 454’s technology in the market place;

•	technical performance of 454’s platform in relation to existing technologies;

•	454’s ability to obtain key components for the manufacture of the 454 instrument and reagents from suppliers; and

•	454’s ability to obtain licenses to resell reagents for use in the 454 instrument, if required.

454 is subject to competition from organizations that have developed or are developing technologies and products to service 454’s potential customers.

Many of the organizations competing with 454 potentially have greater capital resources, research and development staffs and facilities and marketing capabilities. 454’s potential competitors include:

•	Applied Biosystems;

•	Amersham Biosciences;

•	Affymetrix;

•	Perlegen; and

•	other companies recently formed or soon to be funded to develop whole genome sequencing technologies.

We believe that the future success of 454 will depend in large part on our ability to maintain a competitive position in instruments for the high throughput nucleic acid sequencing field. Before we recover development expenses for our products or technologies, such products or technologies may become obsolete as a result of technological developments by us or others. Our products could also be made obsolete by new technologies which are less expensive or more effective. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. A market for the high throughput nucleic acid sequencing field may not be sufficient to generate revenues significant enough for 454 to achieve profitability.

We could be liable for any failure to comply with hazardous product regulations.

Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any liability could exceed our resources.

Risks Related to Our Financial Results

We have a history of operating losses and expect to incur losses in the future.

We have incurred losses since inception, principally as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring additional losses over the next several years as we focus our resources on prioritizing, selecting and advancing our most promising drug candidates. We may never be profitable or achieve significant revenues. For example, we experienced net losses of $90.4 million in 2002, $42.9 million in 2001 and $27.0 million in 2000. For the nine months ended September 30, 2003, we had a net loss of $57.0 million and as of September 30, 2003 had an accumulated deficit of $272.0 million.

Our quarterly operating results have fluctuated greatly and may continue to do so.

Our operating results have fluctuated on a quarterly basis. We expect that losses will continue to fluctuate from quarter to quarter and that these fluctuations may be substantial. Our results of operations are difficult to predict and may fluctuate significantly from period to period, which may cause our stock price to decline and result in losses to investors. Some of the factors that could cause our operating results to fluctuate include:

•	changes in the demand for our services;

•	the nature, pricing and timing of products and services provided to our collaborators;

•	our ability to compete effectively in our therapeutic discovery and development efforts against competitors that have greater financial or other resources or drug candidates that are in further stages of development;

•	acquisition, licensing and other costs related to the expansion of our operations;

•	losses and expenses related to our investments;

•	regulatory developments or changes in public perceptions relating to the use of genetic information and the diagnosis and treatment of disease based on genetic information;

•	regulatory actions and changes related to the development of drugs;

•	changes in intellectual property laws that affect our patent rights;

•	payments of milestones, license fees or research payments under the terms of our external alliances and collaborations and our ability to monitor and enforce such payments; and

•	the timing of intellectual property licenses that we may enter.

We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our long-term operating performance.

We have a large amount of debt and our debt service obligations may prevent us from taking actions that we would otherwise consider to be in our best interests.

As of September 30, 2003, we had:

•	total consolidated debt of $151.5 million;

•	accumulated deficit of $272.0 million; and

•	a deficiency of earnings available to cover fixed charges of $61.7 million for the nine months ended September 30, 2003.

A variety of uncertainties and contingencies will affect our future performance, many of which are beyond our control. We may not generate sufficient cash flow in the future to enable us to meet our anticipated fixed charges, including our debt service requirements with respect to our existing notes that we sold in February 2000. At September 30, 2003, $150.0 million of those notes remained outstanding. The following table shows, as of September 30, 2003, the aggregate amount of our interest payments due in each of the next four years listed:

Year	Aggregate Interest
2004	$9.0 million
2005	$9.0 million
2006	$9.0 million
2007	$4.5 million

Our substantial leverage could have significant negative consequences for our future operations, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including working capital and capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; or

•	placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

Our debt investments are impacted by the financial viability of the underlying companies.

We have a diversified portfolio of investments. Our fixed-rate debt investments comply with our policy of investing in only investment-grade debt instruments. The ability for the debt to be repaid upon maturity or to have a viable resale market is dependent, in part, on the financial success of the underlying company. Should the underlying company suffer significant financial difficulty, the debt instrument could either be downgraded or, in the worst case, our investment could be worthless. This would result in our losing the cash value of the investment and incurring a charge to our statement of operations.

We may need to raise additional funding, which may not be available on favorable terms, if at all.

We believe that we have sufficient capital to satisfy our capital needs for at least the next twenty-four months. However, our future funding requirements will depend on many factors and we anticipate that, at some future point, we will need to raise additional capital to fund our business plan and research and development efforts on a going-forward basis. To the extent that we need to obtain additional funding, the amount of additional capital we would need to raise would depend on many factors, including:

•	the number, breadth and progress of our research, product development and clinical programs;

•	our ability to establish and maintain additional collaborations;

•	the progress of our collaborators;

•	our costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

•	the costs and timing of obtaining regulatory approvals for any of our products.

We expect that we would raise any additional capital we require through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. We cannot be certain that in the future these sources of liquidity will be available when needed or that our actual cash requirements will not be greater than anticipated. In appropriate strategic situations, we may seek financial assistance from other sources, including contributions by others to joint ventures and other collaborative or licensing arrangements for the development and testing of products under development. If we raise additional capital by issuing equity securities, the issuance of such securities would result in ownership dilution to our stockholders. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms. The relinquishing of rights or granting of licenses on unfavorable terms could materially adversely affect our business, financial condition and results of operations. If adequate funds are not available, our business, financial condition and results of operations would be materially adversely affected. However, should we be unable to obtain future financing either through the methods described above or through other means, we may be unable to meet the critical objective of our long-term business plan, which is to successfully develop and market pharmaceutical products. If we require additional capital at a time when investment in biotechnology companies such as ours, or in the marketplace in general, is limited due to the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter.

Risks Related to Our Notes and Our Common Stock into which Our Notes are Convertible

We will increase our leverage as a result of the sale of the notes.

In connection with the sale of the notes, we will incur $75.0 million of indebtedness, or up to $90.0 million of indebtedness if the initial purchaser exercises in full its over-allotment option to purchase additional notes. As a result of this indebtedness, our interest payment obligations will increase. The degree to which we will be leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our future performance, which may be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

The notes will be effectively subordinated to all of our secured indebtedness and all indebtedness of our subsidiaries.

The notes will be our general unsecured obligations and will not be guaranteed by any of our subsidiaries. Accordingly, the notes will be effectively subordinated to all of our current and future secured indebtedness to the extent of the assets securing the indebtedness. Furthermore, our right to receive any distribution of assets of any subsidiary upon that subsidiary’s liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we also are recognized as a creditor of that subsidiary. As a result, the notes are effectively subordinated to the claims of such creditors.

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness senior to the notes. As part of our growth strategy, we potentially may use proceeds from this offering to finance future acquisitions of complementary businesses or technologies, which may cause us or our subsidiaries to incur significant indebtedness to which the notes would be subordinate.

The notes are obligations exclusively of CuraGen Corporation. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our debt service obligations may adversely affect our cash flow.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our research and development programs.

The level of our indebtedness among other things, could:

•	make it difficult for us to make payments on the notes;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	make us more vulnerable in the event of a downturn in our business.

Our notes may not be rated or may receive a lower rating than anticipated by investors, which could cause a decline in the liquidity or market price of the notes.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and common stock may be adversely affected.

If we pay cash dividends on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, we are required under the indenture to adjust the conversion rate. As a result of the adjustment to the conversion rate, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. See “Certain U.S. Federal Income Tax Consequences.”

We will have broad discretion with respect to the use of proceeds from this offering.

The estimated net proceeds of the offering will be approximately $72.25 million (and an additional $14.55 million if the over-allotment option is exercised). We intend to use a portion of the net proceeds of this offering to repay our existing debt. Depending on market and other conditions, from time to time, we may repurchase a portion of the existing notes in open market purchases, in privately negotiated transactions, or otherwise. In addition, we also may use net proceeds for working capital, general corporate purposes and potentially for future acquisitions of complementary businesses or technologies. Accordingly, you will not have the opportunity to evaluate the economic financial and other relevant information that we may consider in the application of the estimated net proceeds.

Our ability to repurchase notes, if required, with cash upon a fundamental change may be limited.

In certain circumstances involving a fundamental change, you may require us to repurchase some or all of your notes (see “Description of Notes - Purchase of Notes at Holder’s Option Upon a Fundamental Change”). We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes. Our ability to repurchase the notes in such event may be limited by law, by the indenture and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time.

There is no active market for the notes and if an active trading market does not develop for these notes you may not be able to resell them.

The notes are a new issue of securities for which there is currently no trading market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading in the Nasdaq National Market. However, it is expected that the notes will be eligible for trading on the NASDAQ’s screen-based automated trading system known as PORTAL. We have been advised by the initial purchaser that following the completion of the offering, the initial purchaser currently intends to make a market in the notes, However, it is not obligated to do so and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, market-making activity will be subject to the limits imposed by law.

Although under the registration rights agreement, we are required to register the resale of the notes, we cannot ensure that we will be able to register the notes successfully. Unless and until we register the notes and the shares of common stock underlying the notes, they may not be offered or sold except in transactions that are exempt from, or not subject to, the registration requirements of the Securities Act. In addition, under the registration rights agreement we are permitted to suspend the use of an effective registration statement for specific periods of time for certain reasons.

Further, even if a market were to exist, the notes could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, current stock price, performance and prospects. The liquidity of, and the trading market for, the notes may be adversely affected by general declines or disruptions in the market for non-investment grade debt.

There are restrictions on your ability to transfer or resell the notes without registration under applicable securities laws.

We are selling the notes under an exemption from registration under applicable U.S. federal and state securities laws. The notes have not been registered under the Securities Act and, therefore, until we fulfill our obligations under the registration rights agreement, the notes may be offered and sold only pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. See “Transfer Restrictions.”

Securities we issue to fund our operations could dilute your ownership.

The conversion of the notes into shares of common stock will dilute the ownership interest of our current stockholders. We may decide to raise additional funds through a public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders, including the ownership that holders of the notes would have upon conversion, will be reduced, and the new equity securities may have rights prior to those of the common stock issuance upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you and us.

The market price of our common stock is highly volatile.

The market price of our common stock has fluctuated widely and may continue to do so. For example, during fiscal year 2003, the closing sale price of our stock ranged from a high of $7.70 per share to a low of $3.17 per share, and from January 1, 2004 to February 6, 2004, the closing sale price of our stock ranged from a high of $9.46 per share to a low of $7.17 per share. Many factors could cause the market price of our common stock to rise and fall. These factors include:

•	variations in our quarterly operating results;

•	announcements of technological innovations, clinical results, or new products by us or our competitors;

•	introduction of new products or new pricing policies by us or our competitors;

•	acquisitions or strategic alliances by us or others in our industry;

•	announcement by the government or other agencies regarding the economic health of the United States and the rest of the world;

•	the hiring or departure of key personnel;

•	changes in market valuations of companies within the biotechnology industry; and

•	changes in estimates of our performance or recommendations by financial analysts.

Because the notes are convertible into shares of our common stock, these factors also may affect the value of the notes.